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Exhibit 21.1

SUBSIDIARIES OF EVERGREEN ENERGY INC.

KFx Technology, LLC*—a Delaware limited liability company

Evergreen Operations, LLC*—a Delaware limited liability company.

Landrica Development Company—a South Dakota corporation 100% owned by Evergreen Operations, LLC

Bimco, Inc. (formerly Buckeye Industrial Mining Co.)—an Ohio company 100% owned by Evergreen Operations, LLC

Evergreen Energy International, LLC*—a Delaware limited liability company.

Evergreen Energy Asia Pacific Corp—a Delaware company 96% owned by Evergreen Energy International, LLC

C-Lock Technology, Inc.—a Delaware corporation 92% owned by Evergreen Energy Inc.

*
100% owned by Evergreen Energy Inc.

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  Exhibit 21.1
SUBSIDIARIES OF EVERGREEN ENERGY INC.